Exhibit 4.6

November 13, 2023

In re: Common Stock Purchase Warrants – Amendment and Waiver of Exercise Limitations

Ladies and Gentlemen:

Reference is made to the (1) A Common Stock Purchase Warrant, dated May 3, 2023, by and between Prairie Operating Co., a Delaware corporation (the “Company”), and the signatory to this letter agreement (the “Holder,” and such warrant, the “May A Warrant”), (2) B Common Stock Purchase Warrant, dated May 3, 2023, by and between the Company and the Holder (the “May B Warrant”), (3) A Common Stock Purchase Warrant, dated August 15, 2023, by and between the Company and the Holder (the “August A Warrant,” and together with the May A Warrant, the “A Warrants”) and (4) B Common Stock Purchase Warrant, dated August 15, 2023, by and between the Company and the Holder (the “August B Warrant,” together with the May B Warrant, the “B Warrants,” and the A Warrants together with the B Warrants, the “Warrants”), pursuant to which, among other things, the Company granted the Holder warrants to subscribe for and purchase from the Company certain shares (the “Warrant Shares”) of the Company’s Common Stock at an exercise price of $6.00 per Warrant Share. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Warrants.

Section 2(e) of the A Warrants and Section 2(d) of the B Warrants provide, in part, that the Company shall not effect any exercise of the applicable Warrant, and the Holder shall not have the right to exercise any portion of the applicable Warrant, to the extent that after giving effect to such exercise the Holder or any of its Affiliates would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the applicable Warrant (the “Beneficial Ownership Limitation”); provided, however, that the Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of the applicable Warrant so long as, among other things, the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise of the applicable Warrant (such 9.99% ceiling, the “Beneficial Ownership Limitation Ceiling”), with any such increase not to be effective until the 61st day after such notice is delivered to the Company (such 61-day period, the “Waiting Period”).

Section 5(l) of the Warrants provides that any provision of the Warrants may be waived or amended with the written consent of the Company and the Holder. Accordingly, the Company and the Holder have mutually agreed to enter into this letter agreement to amend the Warrants to increase the Beneficial Ownership Limitation Ceiling from 9.99% to 25%, subject to the terms, conditions and limitations set forth herein.

The Holder hereby provides notice to the Company pursuant to Section 2(e) of the A Warrants and Section 2(d) of the B Warrants that it wishes to increase the Beneficial Ownership Limitation from 4.99% to 25%, and the Company and the Holder hereby agree to waive the Waiting Period in connection with such increase of the Beneficial Ownership Limitation.

Sections 5(e), (k), (l) and (m) of the Warrants shall apply to this letter agreement, mutatis mutandis.

After signing this letter agreement, please return the executed signature page to Daniel Sweeney, General Counsel and Corporate Secretary of the Company, at                                 . This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

[Signature Pages Follow]

602 Sawyer Street, Suite 710 Houston, Texas 77007	www.prairieopco.com	50 S. Steele Street, Suite 330 Denver, Colorado 80209

Letter Agreement re: Amendment of Exercise Limitations

November 13, 2023

Sincerely,

Prairie Operating Co.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

Letter Agreement re: Amendment of Exercise Limitations

November 13, 2023

Accepted and agreed on the date first written above.

narrogal nominees pty atf gregory k o’neill family trust

By:	/s/ Greg O’Neill
Name:	Greg O’Neill
Title:	Managing Director